Exhibit 10.82

FIRST AMENDMENT TO LEASE

AMENDMENT TO LEASE dated as of October 1, 2001 by and between Creston Central LLC, successor to Creston Realty Associates L.P., having an address at 2532 Creston Avenue, Bronx, New York (“Landlord”), and Correctional Services Corporation, a Delaware corporation, having an office at 1819 Main Street, Suite 1000, Sarasota, Florida 34236 (“Tenant”).

RECITALS

Landlord and Tenant are parties to that certain lease dated as of October 1, 1996 entered into by Creston Realty Associates L.P. (predecessor to Creston Central LLC) and Tenant relating to premises located at 2534 Creston Avenue, Bronx, New York. The parties desire to amend the Lease. Capitalized terms used in this amendment shall have the meanings specified in the Lease.

AGREEMENT

Now, therefore, the parties agree as follows:

1. Extension of Term. Section 2 of the Lease is hereby amended by adding the following clauses:

A. The term of this Lease is extended so that the term shall expire September 30, 2011.

B. Tenant’s Option to Terminate Lease.

Provided Tenant shall not be in default in the performance or observance of any of the terms, covenants, provisions and conditions contained in this Lease on the part of Tenant to be performed or observed, Tenant may terminate this Lease effective on the date (the “Termination Date”), which shall be set forth in a notice sent by Tenant to Landlord, which Termination Date shall be not less than 90 nor more than 150 days after the date of such notice. Tenant shall pay to Owner the “Termination Amount” by certified or bank check simultaneously with sending such notice of termination. Provided Tenant shall have fully complied with all of the provisions of this article, upon the Termination Date, this Lease and the term demised hereunder shall end and shall expire with respect to the entire Demised Premises, as if such date were the date originally fixed in this Lease for the expiration of the term of this Lease.

The term “Termination Amount” as used in this article shall mean the Base Rent for the twelve month period commencing on the first day of the first month after the Termination Date and ending on the last day of the twelfth full month thereafter.

2.	Base Rent. Section 4 of the Lease shall be amended to provide that the Base Rent during the following periods shall be set forth below:

	Period	Base Rent Per Annum

October 1, 2001-September 30, 2002 $330,000.00
October 1, 2002-September 30, 2003 $330,000.00
October 1, 2003-September 30, 2004 $360,000.00
October 1, 2004-September 30, 2005 $360,000.00
October 1, 2005-September 30, 2006 $390,000.00
October 1, 2006-September 30, 2007 $390,000.00
October 1, 2007-September 30, 2008 $420,000.00
October 1, 2008-September 30, 2009 $420,000.00
October 1, 2009-September 30, 2010 $450,000.00
October 1, 2010-September 30, 2011 $450,000.00

3.	Notice Clause. Section 39 of the Lease is amended to provide that copies of notices to the Landlord shall be sent to Solomon J. Borg PC, 630 Third Avenue, NY, NY 10017 and that copies of notices to Tenant shall be sent to 1819 Main Street, Suite 1000, Sarasota, Florida 34236, Attention: President.

4.	Insurance; Repair and Restoration. Section 15 of the Lease is amended by adding the following language at the end of paragraph “A.”

In the event of any damage or destruction to the Demised Premises, all funds derived from insurance proceeds received by Tenant shall be used to effect the repair and reconstruction of the structures and improvements damaged or destroyed to substantially the condition prior to such damage or destruction. If the insurance funds are not adequate, Tenant shall deposit with Landlord prior to the commencement of any construction a sum sufficient, so that when taken together with insurance funds available for construction, the total will equal a sum equal to or exceeding the cost of all labor, materials, construction costs and architect’s fees necessary to fully complete the repairing, restoring and rebuilding of the structures and improvements. All work will be carried out in accordance with plans and specifications prepared by a licensed architect, which plans and specifications shall be subject to Landlord’s reasonable approval. All repairs and reconstruction shall be of a quality and workmanship as needed to return the Demised Premises to the standard prevailing prior to such damage or destruction and shall be diligently commenced and continuously carried out. Lack of funds and lack of financing shall not be deemed reasons beyond the control of Tenant. In the event Tenant purchases fire insurance with a deductible or retention provision, Tenant shall be required to make up the deductible or retention from Tenant’s own funds.

5.	The following language shall be added at the end of Section 15, paragraph “D.”

In the event Tenant shall have procured insurance with a deductible or self insurance or retention amount, Tenant shall pay to Landlord, simultaneously with such notice of termination an amount equal to such deductible or self insurance/retention amount. In no event shall the deductible or retention amount exceed $ 250,000 with respect to the Demised Premises.

6.	As modified by this first amendment, the Lease remains in full force and effect.

7.	This first amendment may not be changed, modified, waived or terminated expect by an agreement in writing signed by the party against whom enforcement is sought.

8.	This first amendment may be executed in one or more counterparts, each of which shall be deemed an original.

9.	This first amendment contains the entire agreement and understanding of the parties with respect to the subject matter hereof. Any and all discussions, statements, representations and understandings, whether oral written, relating in any respect to the subject matter hereof are merged herein.

IN WITNESS WHEREOF the parties have executed this first amendment to Lease as of October 1, 2001.

Creston Central LLC

By:	/s/
	Title:	MEMBER

Correctional Services Corporation

By:	/s/ James F. Slattery
	Title:	President and Chief Executive Officer